EXHIBIT 99.1

8419 Terminal Road, P.O. Box 1430, Newington, VA 22122-1430
703.550.7000 Fax 703.550.0883
www.sensytech.com

NEWS RELEASE

For Immediate Release

Sensytech, Inc. Announces Q1 Results

NEWINGTON, VA, February 12, 2004 / Business Wire / — Sensytech, Inc. (NASDAQ: STST), today announced revenues and earnings for its first quarter ended December 31, 2003.

Revenues for the first quarter ended December 31, 2003 increased $942,000 to $12,665,000 up 8%, compared to $11,723,000 for the prior year quarter.

Net income for the first quarter ended December 31, 2003 was $873,000, or $0.13 per diluted share, an increase of 8.6% compared to $804,000 or $0.16 per diluted share for the prior year quarter.

In the first quarter of FY04 Sensytech reorganized its operations into two business segments, combining the Imaging Group and Communications Group (Comms). The newly formed Surveillance Technology Group expands current product offerings into the traditional Comms customer markets and provides a common surveillance technology/ product focus for the Homeland Security market and select international customers. Potential gains from this strategic restructuring are already being realized in this fiscal year.

S. Kent Rockwell, Chairman and CEO of Sensytech stated, “Revenues for the 1st quarter were up 8% compared to the prior year quarter and net income was up 8.6% for the same period. However, this solid performance was less than our expectations due to procedural delays in receiving negotiated new contract awards and unanticipated expenses relating to the Q4 contract which unexpectedly had to be transitioned as in-process work to Pennsylvania from New Jersey. Accordingly, our bookings for the 1st quarter were only $4.6M but we do anticipate record bookings for the 2nd quarter of FY04 in excess of $25M.”

“The physical move of our manufacturing facility from New Jersey to Western Pennsylvania has recently been completed. Additional transition expenses will continue to impact our earnings through the 2nd quarter of FY04 as anticipated. We continue to gain confidence that our decision to make this move was a wise one and that our ability to grow revenues and profits in future quarters will be substantially enhanced. We anticipate an overall cost improvement of between 20% to 30% to be realized in future quarters as revenues recover to our growth plan”, Mr. Rockwell noted.

Financial Highlights

•	Revenue for the first quarter increased 8% over the prior year quarter to $12,665,000

•	Net Income for the first quarter of $873,000 or $0.13 per diluted share up 8.6% from the prior year quarter

•	Funded Backlog for the first quarter was $21,293,000 a decrease of 39% from the prior year quarter funded backlog of $34,981,000

About SenSyTech Inc.

Sensytech, Inc. designs, develops and manufactures electronic support measures (ESM), electronic intelligence (ELINT), and threat warning systems, active electronic warfare (EW) systems, airborne imaging systems, communications reconnaissance systems and other special purpose communications equipment serving worldwide markets. Sensytech, through its predecessor companies, has been providing cutting edge technology applications and cost-effective systems solutions for three decades.

Statements in this press release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. The Company wishes to caution readers that certain factors can cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company undertakes no obligation and does not intend to update, revise or otherwise publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances.

SENSYTECH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	December 31, 2003	September 30, 2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$14,122,000	$13,445,000
Accounts receivable, net	7,090,000	15,916,000
Unbilled contract costs, net	14,386,000	8,486,000
Inventories	1,976,000	1,690,000
Deferred income taxes	885,000	793,000
Other current assets	400,000	328,000

TOTAL CURRENT ASSETS	38,859,000	40,658,000

PROPERTY AND EQUIPMENT	4,107,000	3,350,000

OTHER ASSETS
Deferred income taxes	196,000	224,000
Intangibles, net	108,000	133,000
Other assets	187,000	73,000

TOTAL ASSETS	$43,457,000	$44,438,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,723,000	$3,780,000
Accrued salaries, benefits, and related expenses	1,481,000	2,628,000
Other accrued expenses	1,093,000	862,000
Billings in excess of costs	520,000	1,172,000
Income taxes payable	462,000	63,000

TOTAL CURRENT LIABILITIES	$6,279,000	$8,505,000

STOCKHOLDERS’ EQUITY
Common Stock	66,000	66,000
Additional paid-in capital	25,544,000	25,172,000
Treasury stock, at cost	(534,000)	(534,000)
Retained earnings	12,102,000	11,229,000

TOTAL STOCKHOLDERS’ EQUITY	37,178,000	35,933,000

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$43,457,000	$44,438,000

SENSYTECH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	For the Three Months Ended
	December 31,
	2003	2002
REVENUES
Contract revenues	$12,665,000	$11,723,000

COSTS AND EXPENSES
Cost of revenues	9,509,000	9,251,000
General and administrative expenses	1,698,000	1,063,000

Total cost and expenses	11,207,000	10,314,000

INCOME FROM OPERATIONS	1,458,000	1,409,000

OTHER INCOME (EXPENSES)
Interest income	17,000	5,000
Interest expense	—	(45,000)
Other income (expenses), net	4,000	(6,000)

INCOME BEFORE INCOME TAXES	1,479,000	1,363,000

INCOME TAX PROVISION	(606,000)	(559,000)

NET INCOME	$873,000	$804,000

PER SHARE AMOUNT
Basic earnings per share	$0.13	$0.16
Diluted earnings per share	$0.13	$0.16

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic average shares outstanding	6,499,000	5,049,000
Diluted average shares outstanding	6,676,000	5,179,000

FOR MORE INFORMATION, CONTACT:
Donald F. Fultz, Chief Financial Officer
don.fultz@sensytech.com
URL: www.sensytech.com